Exhibit 4.04

Execution Copy
AMENDMENT TO WARRANTS TO PURCHASE SHARES OF COMMON STOCK

This AMENDMENT TO COMMON STOCK PURCHASE WARRANT (this “Amendment”) is made and entered into as of May 1, 2020, by and among Amyris, Inc., a Delaware corporation (the “Company”) and HT Investments MA LLC (the “Holder”).
RECITALS
Whereas, the Company has issued that certain Common Stock Purchase Warrant (the “Warrant”), to the Holder pursuant to that certain Exchange Agreement (as the same may be amended from time to time) (the “Exchange Agreement”), dated as of December 30, 2019, by and among the Company and the Holder (as the same may be amended from time to time);
Whereas, the Company and the Holder desire to amend the Warrant in order to adjust the Exercise Price (as defined therein); and
Whereas, pursuant to Section 5(l) of the Warrant, the Warrant may be amended with the written consent of the Company and the Holder.
Now, Therefore, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I
AMENDMENT OF WARRANTS
1.1. Section 2(b) of the Warrant. Section 2(b) of the Warrant is hereby amended and restated in its entirety to read as follows:
“b) Exercise Price. The exercise price per share of the Common Stock under this Warrant shall be $2.87, subject to adjustment hereunder (the “Exercise Price”):
ARTICLE II
MISCELLANEOUS
2.1. Rule 144 Holding Period. The Company and the Holder acknowledge and agree that, as set forth in the Exchange Agreement, the Warrant will continue to have a holding period under Rule 144 promulgated under the Securities Act of 1933, as amended, that will be deemed to have commenced as of December 10, 2018.
2.2. Disclosure of Amendment. On or before 4:30 p.m., New York time, on May 4, 2020, the Company shall file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by this Amendment in the form required by the U.S. Securities

Exchange Act of 1934, as amended, and attaching the form of this Amendment (including all attachments, the “8-K Filing”). From and after the filing of the 8-K Filing, the Company shall have disclosed all material, nonpublic information (if any) provided to the Holder by the Company or any of its subsidiaries or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Exchange Agreement, this Amendment or the Transaction Documents (as defined in the Exchange Agreement).
2.3. Captions. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment. Except as otherwise indicated, all references in this Amendment to “Sections” are intended to refer to the Sections of each Warrant.
2.4.  Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of the Exchange Agreement.
2.5. No Other Amendment. Except for the matters expressly set forth in this Amendment, all other terms of the Warrant are hereby ratified and shall remain unchanged and in full force and effect.
2.6. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.
2.7. Electronic and Facsimile Signatures. Any signature page delivered electronically or by facsimile (including without limitation transmission by .pdf) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to the other party if so requested.

[Signature Pages Follow]

The parties hereto have executed this Amendment to Common Stock Purchase Warrant as of the date first written above.
company:

Amyris, inc.

By: /s/ Han Kieftenbeld
        Name: Han Kieftenbeld
        Title: Chief Financial Officer
[Signature Page to Amendment to Common Stock Purchase Warrant]

The parties hereto have executed this Amendment To Common Stock Purchase Warrant as of the date first written above.
HOLDER:

HT INVESTMENTS MA LLC

By: /s/ Eric Helenek
        Name: Eric Helenek
        Title: Authorized Signatory

[Signature Page to Amendment to Common Stock Purchase Warrant]